Exhibit 99.1

UPC Holding B.V.

UPC Holding Reports Second Quarter 2011 Results

Amsterdam, the Netherlands — August 2, 2011: UPC Holding B.V. (“UPC Holding”) is today providing selected, preliminary unaudited financial and operating information for the three months (“Q2”) ended June 30, 2011. UPC Holding is an indirectly owned subsidiary of Liberty Global, Inc. (“Liberty Global”) (NASDAQ: LBTYA, LBTYB and LBTYK). A copy of this press release will be posted to the Liberty Global website (www.lgi.com). In addition, UPC Holding’s unaudited condensed consolidated financial statements with the accompanying notes are expected to be posted prior to the end of August 2011.

Financial and operating highlights for the three months ended June 30, 2011, as compared to the results for the same period last year (unless noted) include:

•                  Organic RGU(1) additions increased 70% to 115,000

•                  Revenue increased 8% to €995 million, reflecting rebased(2) growth of 4%

•                  Operating cash flow (“OCF”)(3) improved 10% to €475 million, representing rebased growth of 6%

•                  Operating income increased by 31% year-over-year to €234 million

•                  Capital expenditures as a percentage of revenue decreased to 20% from 22%

•                  Approximately 85% of consolidated third-party debt is due 2016 and beyond

Financial Results

Our consolidated revenue for the three and six months ended June 30, 2011 increased by 8% for both periods to €995 million and €1.97 billion, respectively, as compared to the corresponding prior year periods. The year-over-year revenue increases were primarily attributable to a combination of favorable foreign currency (“FX”) movements resulting in part from a strengthening Swiss franc to the euro, higher organic subscription revenue driven largely by RGU growth of advanced services, and to a lesser extent, the impact from acquisitions. Adjusting to neutralize both the impact of FX movements and acquisitions, we achieved 4% rebased revenue growth for both the three and six months ended June 30, 2011, as compared to the three and six months ended June 30, 2010.

With respect to our second quarter rebased revenue growth, our European operations (“UPC Europe”) achieved year-over-year growth of 3%, of which our Western European and Central and Eastern European (“CEE”) regions accounted for rebased growth of 4% and 1%, respectively. Similar to our first quarter results, our Q2 performance in Western Europe was driven largely by our Irish and Dutch operations which achieved year-over-year rebased revenue growth of 11% and 6%, respectively. In addition to UPC Europe, our Chilean operation (“VTR”) delivered rebased revenue growth of 6% in the second quarter.

In terms of OCF, we achieved year-over-year increases of 10% for both the three and six months ended June 30, 2011, as compared to the respective 2010 periods. For those same periods, we generated OCF of €475 million and €937 million, respectively, which represented increases of €43 million and €82 million, respectively, over the comparable 2010 periods. On a rebased basis, we delivered 6% OCF growth in each of the aforementioned 2011 periods, reflecting in part our operational leverage and success in selling multi-play bundles. For the second quarter, we delivered rebased OCF growth of 8% in Western Europe, 4% in Chile and flat growth in CEE, as compared to Q2 2010. Of particular note, our highest growth operation in Q2 was Ireland, which generated 27% rebased OCF growth. In addition, our Swiss operation had its best quarterly rebased OCF performance in two years.

Compared to our 6% rebased OCF growth in the second quarter, we would expect to report lower rebased OCF growth in Q3 due in part to more difficult year-over-year comparisons in certain markets including Switzerland and phasing of our marketing spend as compared to last year’s third quarter.

Our consolidated OCF margins(4) improved by 100 basis points to 47.8% for the three months ended June 30, 2011 and by 50 basis points to 47.5% for the six months ended June 30, 2011, as compared to the corresponding prior year periods. This improvement occurred despite the fact that the 2011 periods include the adverse impact of the Hungarian Tax(5), while the 2010 historical periods do not. As it pertains to our reported second quarter results, we increased our OCF margin in Western Europe by 200 basis points, with each of our operations showing improvement, led by our Irish and Swiss businesses. In Chile, VTR delivered a 60 basis point year-over-year decline to 41.1% in Q2, primarily as a result of higher customer acquisition and marketing costs due in part to its strong subscriber growth in the quarter and increased levels of promotional activity.

For the three months ended June 30, 2011, our capital expenditures declined to €202 million or 20% of revenue, as compared to €206 million or 22% of revenue for the corresponding prior year period. For the year-to-date 2011 period, capital expenditures increased €17 million to €409 million, as compared to the first half of 2010. This figure represented 21% of revenue for the first six months of the year, which was a slight decline from 22% of revenue for the prior-year period, largely as a result of VTR which experienced a year-over-year decrease of 600 basis points.

Subscriber Statistics

At June 30, 2011, our subscription base of 16.8 million RGUs, consisted of 9.1 million video, 4.5 million broadband internet and 3.2 million telephony services being provided to 9.9 million unique customers. Over the last twelve months, we increased our RGU base from 16.2 million at June 30, 2010, driven by organic growth of 480,000 RGUs and the impact of small in-market acquisitions.

For the three and six months ended June 30, 2011, we added 115,000 and 242,000 RGUs, respectively, representing more than 40% increases as compared to both prior-year periods. In both our regional CEE and Chilean operations, we saw increases in net organic RGU additions during the first half of 2011, as compared to the corresponding 2010 period. During the second quarter, our 115,000 subscriber additions included notable growth by VTR, which, led by strength in broadband, added 50,000 RGUs and had its best quarterly performance since 2007.

Our video losses of 55,000 and 108,000 for the quarter and six months ended June 30, 2011 improved by 32% and 36%, respectively, as compared to the same 2010 periods. This improvement was driven to a large extent by better performance in Romania. During the quarter and six months, we added 140,000 and 327,000 digital cable subscribers, respectively. As a result, we finished Q2 with 4.3 million digital cable RGUs and 51% digital penetration(6), which compares favorably to our 41% digital penetration at June 30, 2010. HD viewing quality and DVR functionality(7) continue to resonate with our digital cable customers, as 48% subscribe to one or both of these enhanced services. Over the past twelve months, we added an aggregate of 600,000 HD and/or DVR subscribers, growing our subscription base by 42%.

Propelled by the continued success of our triple-play offers, our three and six month telephony RGU additions of 86,000 and 164,000, represent increases of 32% and 4%, respectively, as compared to the corresponding 2010 periods. Meanwhile, our broadband internet additions of 84,000 and 187,000 for the three and six months ended June 30, 2011 increased modestly as compared to the respective prior year periods. With 3.0 broadband speeds of at least 100 Mbps commercially-available in all of our European markets, our bundles increasingly reflect our broadband superiority versus DSL-based services. As of June 30, 2011, approximately 65% of our European internet customers subscribe to a broadband tier of 20 Mbps or higher. Rounding out our 3.0-capable footprint, VTR launched next-generation broadband speeds in Q2 across its 2 million upgraded homes. Offering a 120 Mbps service, our Chilean operation increased its top broadband speed four-fold from just 30 Mbps one year ago.

Of our 9.9 million customers at June 30, 2011, roughly one in four subscribe to our full triple-play product suite. Over the last twelve months, more than 310,000 customers have become triple-play subscribers — a result that speaks to the strength and value of our offers. We look forward to aggressively promoting this strategy through strong marketing campaigns, in particular during our peak, fourth-quarter selling period.

Summary of Third-Party Debt and Cash and Cash Equivalents

The following table details our consolidated third-party debt and cash and cash equivalents as of the indicated periods:(8)

	June 30,	March 31,
	2011	2011
	in millions
UPC Broadband Holding Bank Facility	€4,642.3	€4,667.9
UPCB Finance Limited 7.625% Senior Secured Notes due 2020	496.1	496.0
UPCB Finance Limited II 6.375% Senior Secured Notes due 2020	750.0	750.0
UPCB Finance Limited III 6.625% Senior Secured Notes due 2020	689.2	704.9
UPC Holding 8.00% Senior Notes due 2016	300.0	300.0
UPC Holding 9.75% Senior Notes due 2018	376.9	376.4
UPC Holding 9.875% Senior Notes due 2018	258.0	263.5
UPC Holding 8.375% Senior Notes due 2020	640.0	640.0
Other debt, including capital lease obligations	48.2	27.2
Total third-party debt	€8,200.7	€8,225.9

Cash and cash equivalents	€216.7	€109.0

At June 30, 2011, we reported €8.2 billion of third-party debt and €217 million of cash and cash equivalents. As compared to March 31, 2011, our third-party debt decreased modestly, primarily as a result of the weakening of the U.S. dollar relative to the euro during the quarter. In terms of maturity and borrowing cost at June 30, 2011, approximately 85% of our third-party debt was due in 2016 and beyond and our debt borrowing cost(9) was approximately 8.6% on a fully-swapped basis.

Subsequent to quarter-end, on July 26, 2011, certain of our Facility L (July 2012) and Facility Q (July 2014) lenders agreed to roll all or part of their existing Facility L and Facility Q commitments into a new re-drawable term loan facility (Facility AA) in an aggregate principal amount of €414 million. In addition, on August 2, 2011, the existing Facility AA was increased by certain lenders (the Facility AA2 Lenders) in an aggregate principal amount of €290 million. Facilities AA and AA2 have a final maturity date of July 31, 2016 and bear interest at a rate of EURIBOR plus 3.25%. In connection with the execution of the Additional Facility AA2 Accession Agreement, €37 million of drawn Facility M commitments and $30 million (€21 million) of drawn Facility N commitments were novated to one of our subsidiaries.

Borrowing Capacity & Covenant Calculations

UPC Broadband Holding B.V. (“UPC Broadband Holding”), our wholly-owned subsidiary, is a borrower and we are a guarantor of outstanding indebtedness under the UPC Broadband Holding Bank Facility. As of June 30, 2011, UPC Broadband Holding had maximum undrawn commitments under Facilities Q and W of the UPC Broadband Holding Bank Facility of €471 million, of which we estimate that approximately €210 million will be available upon completion of our second quarter compliance reporting requirements.

Similarly, based on the results for June 30, 2011 and subject to the completion of second quarter bank reporting requirements, (i) the ratio of Senior Debt to Annualized EBITDA (last two quarters annualized), as defined and calculated in accordance with the UPC Broadband Holding Bank Facility, was 3.87x, and (ii) the ratio of Total Debt to Annualized EBITDA (last two quarters annualized), as defined and calculated in accordance with the UPC Broadband Holding Bank Facility was 4.72x.(10)

UPC Broadband Holding Bank Facility

The following table details the key terms of the UPC Broadband Holding Bank Facility at June 30, 2011:

		As of June 30, 2011
Facility	Final maturity	Interest rate	Facility amount(11)	Unused borrowing capacity	Carrying value(12)
				in millions

Facility L	July 3, 2012	E + 2.25%	€129.7	€—	€129.7
Facility M	Dec. 31, 2014	E + 2.00%	€316.6	—	316.6
Facility N	Dec. 31, 2014	L + 1.75%	$357.2	—	246.2
Facility O	July 31, 2013	SR + 2.75%	HUF 5,962.5 / PLN 115.1	—	51.3
Facility Q	July 31, 2014	E + 2.75%	€422.0	201.7	220.3
Facility R	Dec. 31, 2015	E + 3.25%	€290.7	—	290.7
Facility S	Dec. 31, 2016	E + 3.75%	€1,740.0	—	1,740.0
Facility T	Dec. 31, 2016	L + 3.50%	$260.2	—	178.0
Facility U	Dec. 31, 2017	E + 4.00%	€750.8	—	750.8
Facility V	Jan. 15, 2020	7.625%	€500.0	—	500.0
Facility W	Mar. 31, 2015	E + 3.00%	€269.1	269.1	—
Facility X	Dec. 31, 2017	L + 3.50%	$1,042.8	—	718.7
Facility Y	July 1, 2020	6.375%	€750.0	—	750.0
Facility Z	July 1, 2020	6.625%	$1,000.0	—	689.2
Elimination of Facilities V, Y and Z in consolidation				—	(1,939.2)
Total				€470.8	€4,642.3

About UPC Holding

UPC Holding connects its customers to the world of entertainment, communications and information, by offering advanced video, voice and broadband internet services. As of June 30, 2011, UPC Holding operated state-of-the-art networks in Europe and Chile, serving 10 million customers in 10 countries.

Disclaimer

This press release contains forward-looking statements, including our expectations with respect to our outlook and future growth prospects, including our projection of lower rebased OCF growth in Q3 and assessment of the reasons therefor, our continued ability to increase our organic RGU additions and further grow the penetration of our advanced services and our assessment of our liquidity and access to capital markets, including our borrowing availability and ability to continue to do opportunistic refinancings and debt maturity extensions; our expectations with respect to the timing and impact of our expanded roll-out of advanced products and services, including our next-generation broadband services and advanced digital video features; our expectations with respect to our future capital expenditures as a percentage of revenue; our insight and expectations regarding competitive and economic factors in our markets; the impact of our M&A activity on our operations and financial performance; and other information and statements that are not historical fact. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These risks and uncertainties include the continued use by subscribers and potential subscribers of our services and their willingness to upgrade to our more advanced offerings, our ability to meet challenges from competition and economic factors, the continued growth in services for digital television at a reasonable cost, the effects of changes in technology and regulation, our ability to achieve expected operational efficiencies and economies of scale, our ability to generate expected revenue and operating cash flow, control capital expenditures as measured by a percentage of revenue and achieve assumed margins, the impact of our future financial performance, or market conditions generally, on the availability, terms and deployment of capital, as well as other factors detailed from time to time in Liberty Global’s filings with the Securities and Exchange Commission including Liberty Global’s most recently filed Forms 10-K/A and 10-Q. These forward-looking statements speak only as of the date of this release. We expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

We are required under the terms of the indentures for the UPC Holding senior notes and the UPCB Finance Limited, UPCB Finance Limited II and UPCB Finance Limited III senior secured notes to provide certain financial information regarding UPC Holding to bondholders on a quarterly basis. UPC Broadband Holding, our wholly-owned subsidiary, is a borrower and we are a guarantor of outstanding indebtedness under the UPC Broadband Holding Bank Facility, which also requires the provision of certain financial and related information to the lenders. This press release is being issued at this time, in connection with those obligations, due to the contemporaneous release by Liberty Global of its June 30, 2011 results. The financial information contained herein is preliminary and subject to change. We presently expect to issue our unaudited condensed consolidated financial statements prior to the end of August 2011, at which time they will be posted to the investor relations section of the Liberty Global website (www.lgi.com) under the fixed income heading. Copies will also be available from the Trustee for the senior notes and the senior secured notes.

For more information, please contact:

Investor Relations		Corporate Communications
Christopher Noyes	+1 303.220.6693	Bert Holtkamp	+31 20.778.9800
Molly Bruce	+1 303.220.4202

(1)                 Please see footnotes to the operating data table for the definition of revenue generating units (“RGUs”). Organic figures exclude RGUs of acquired entities at the date of acquisition but include the impact of changes in RGUs from the date of acquisition. All subscriber/RGU additions or losses refer to net organic changes, unless otherwise noted.

(2)                 For purposes of calculating rebased growth rates on a comparable basis for all businesses that we owned during the respective period in 2011, we have adjusted our historical revenue and OCF for the three and six months ended June 30, 2010 to (i) include the pre-acquisition revenue and OCF of certain entities acquired during 2011 in the respective 2010 rebased amounts to the same extent that the revenue and OCF of such entities are included in our 2011 results and (ii) reflect the translation of our rebased amounts for the respective 2010 period at the applicable average exchange rates that were used to translate our 2011 results. In addition, our total rebased OCF growth rates, as well as the rebased OCF growth rates for Central and Eastern Europe and Total UPC Europe, reflect the impact of rebasing 2010 results for the “Hungarian Tax” as defined in note 5. Please see page 6 for supplemental information on rebased growth.

(3)                 Please see page 9 for our definition of operating cash flow and a reconciliation to operating income.

(4)                 OCF margin is calculated by dividing OCF by total revenue for the applicable period.

(5)                 The Hungarian Tax represents a revenue-based tax that was imposed in Hungary during the fourth quarter of 2010, with retroactive effect to the beginning of 2010.

(6)                 Digital penetration is calculated by dividing digital cable RGUs by the total of digital and analog cable RGUs.

(7)                 HD and DVR refer to high definition and digital video recorder services, respectively.

(8)                 UPCB Finance Limited, UPCB Finance Limited II and UPCB Finance Limited III are special purpose financing companies created for the primary purpose of issuing senior secured notes and are owned 100% by charitable trusts. We used the proceeds from the senior secured notes to fund Facilities V, Y and Z under the UPC Broadband Holding Bank Facility, with UPC Financing, our direct subsidiary, as the borrower. These special purpose financing companies are dependent on payments from UPC Financing under Facilities V, Y and Z in order to service their payment obligations under the senior secured notes. As such, these companies are variable interest entities and UPC Financing and its parent entities, including UPC Holding, are required by accounting principles generally accepted in the U.S. (“GAAP”) to consolidate these companies. Accordingly, the amounts outstanding under Facilities V, Y and Z eliminate within our condensed consolidated financial statements.

(9)                 Our fully swapped debt borrowing cost represents the weighted average interest rate on our aggregate variable and fixed rate indebtedness, including the effects of derivative instruments, discounts and commitment fees, but excluding the impact of financing costs.

(10)          Our covenant calculations are based on debt amounts which take into account currency swaps calculated at weighted average FX rates across the period. Thus, the debt used in the calculations may differ from the debt balances reported within the financial statements.

(11)          Amounts represent total third-party commitments at June 30, 2011 without giving effect to the impact of discounts. Certain of the originally committed amounts under Facilities L, M, and N have been novated to one of our subsidiaries, and accordingly, such amounts are not included in the table.

(12)          The Facility T amount includes the impact of discounts.

Revenue and Operating Cash Flow

In the following tables, we present preliminary revenue and operating cash flow by reportable segment of our continuing operations for the three and six months ended June 30, 2011, as compared to the corresponding prior year periods. All of the reportable segments derive their revenue primarily from broadband communications or direct-to-home satellite (“DTH”) services, including video, broadband internet and telephony services. Most segments also provide business-to-business services. At June 30, 2011, our operating segments in the UPC Europe division provided services in nine European countries. Our Other Western Europe segment includes our broadband communications operating segments in Austria and Ireland. Our Central and Eastern Europe segment includes our broadband communications operating segments in the Czech Republic, Hungary, Poland, Romania and Slovakia. UPC Europe’s central and other category includes (i) UPC DTH, (ii) costs associated with certain centralized functions, including billing systems, network operations, technology, marketing, facilities, finance and other administrative functions and (iii) intersegment eliminations within UPC Europe. VTR provides broadband communications services in Chile.

Beginning in the first quarter of 2011, UPC DTH, which is a Luxembourg-based organization that provides DTH services to customers in the Czech Republic, Hungary, Romania and Slovakia, is reported within UPC Europe’s central and other category. Prior to this change, the UPC DTH operating results were reported within UPC Europe’s Central and Eastern Europe segment. In addition, certain backbone costs incurred by UPC Europe were previously included in the operating expenses of UPC Europe’s central and other category. Beginning in the first quarter of 2011, these backbone costs are included within the operating expenses of the applicable UPC Europe operating segment based on usage. Segment information for all periods presented has been restated to reflect the changes described above.

For purposes of calculating rebased growth rates on a comparable basis for all businesses that we owned during 2011, we have adjusted our historical revenue and OCF for the three and six months ended June 30, 2010 to (i) include the pre-acquisition revenue and OCF of certain entities acquired during 2011 in our rebased amounts for the three and six months ended June 30, 2010 to the same extent that the revenue and OCF of such entities are included in our results for the three and six months ended June 30, 2011 and (ii) reflect the translation of our rebased amounts for the three and six months ended June 30, 2010 at the applicable average foreign currency exchange rates that were used to translate our results for the three and six months ended June 30, 2011. In addition, we have reduced our total OCF, as well as the OCF of Central and Eastern Europe and Total UPC Europe, for the three and six months ended June 30, 2010 to rebase for the Hungarian Tax that was imposed during the fourth quarter of 2010. The 2010 OCF reduction was computed as if the Hungarian Tax had been imposed at the beginning of 2010. As a result, our rebased OCF for the three and six months ended June 30, 2010 includes a reduction for the Hungarian Tax of HUF 851 million (€3.2 million) for the three month period and HUF 1,577 million (€5.9 million) for the six month period. This compares to a reduction to OCF that is included in our actual results for the three and six months ended June 30, 2011 of HUF 857 million (€3.2 million) and HUF 1,582 million (€5.9 million), respectively.

The acquired entities that have been included in whole or in part in the determination of our rebased revenue and OCF for the three and six months ended June 30, 2010 include two small acquisitions in Europe. We have reflected the revenue and OCF of these acquired entities in our 2010 rebased amounts based on what we believe to be the most reliable information that is currently available to us (generally pre-acquisition financial statements), as adjusted for the estimated effects of (i) any significant differences between GAAP and local generally accepted accounting principles, (ii) any significant effects of post-acquisition purchase accounting adjustments, (iii) any significant differences between our accounting policies and those of the acquired entities and (iv) other items we deem appropriate. We do not adjust pre-acquisition periods to eliminate non-recurring items or to give retroactive effect to any changes in estimates that might be implemented during post-acquisition periods. As we did not own or operate the acquired businesses during the pre-acquisition periods, no assurance can be given that we have identified all adjustments necessary to present the revenue and OCF of these entities on a basis that is comparable to the corresponding post-acquisition amounts that are included in our historical results or that the pre-acquisition financial statements we have relied upon do not contain undetected errors. The adjustments reflected in our rebased amounts have not been prepared with a view towards complying with Article 11 of the Securities and Exchange Commission’s Regulation S-X. In addition, the rebased growth percentages are not necessarily indicative of the revenue and OCF that would have occurred if these transactions had occurred on the dates assumed for purposes of calculating our rebased amounts or the revenue and OCF that will occur in the future. The rebased growth percentages have been presented as a basis for assessing growth rates on a comparable basis, and are not presented as a measure of our pro forma financial performance. Therefore, we believe our rebased data is not a non-GAAP financial measure as contemplated by Regulation G or Item 10 of Regulation S-K.

The selected financial data contained herein is preliminary and unaudited and subject to possible adjustments in connection with the publication of UPC Holding’s June 30, 2011 condensed consolidated financial statements. In each case, the following tables present (i) the amounts reported by each of our reportable segments for the comparative periods, (ii) the euro change and percentage change from period to period and (iii) the percentage change from period to period on a rebased basis.

Revenue

	Three months ended June 30,		Increase (decrease)		Increase (decrease)
	2011	2010	€	%	Rebased %
	in millions, except % amounts
UPC Europe:
The Netherlands	€227.6	€215.5	€12.1	5.6	5.6
Switzerland	227.1	197.0	30.1	15.3	2.4
Other Western Europe	158.1	153.0	5.1	3.3	3.3
Total Western Europe	612.8	565.5	47.3	8.4	3.8
Central and Eastern Europe	200.6	188.4	12.2	6.5	0.6
Central and other	22.3	19.7	2.6	13.2	—
Total UPC Europe	835.7	773.6	62.1	8.0	3.3
VTR (Chile)	158.8	150.5	8.3	5.5	5.6
Total	€994.5	€924.1	€70.4	7.6	3.6

	Six months ended June 30,		Increase (decrease)		Increase (decrease)
	2011	2010	€	%	Rebased %
	in millions, except % amounts
UPC Europe:
The Netherlands	€454.4	€428.9	€25.5	5.9	5.9
Switzerland	446.2	385.0	61.2	15.9	2.5
Other Western Europe	316.4	307.7	8.7	2.8	2.8
Total Western Europe	1,217.0	1,121.6	95.4	8.5	3.8
Central and Eastern Europe	394.4	375.7	18.7	5.0	1.2
Central and other	44.3	39.3	5.0	12.7	—
Total UPC Europe	1,655.7	1,536.6	119.1	7.8	3.4
VTR (Chile)	315.3	282.0	33.3	11.8	7.3
Total	€1,971.0	€1,818.6	€152.4	8.4	4.0

Operating Cash Flow

	Three months ended June 30,		Increase (decrease)		Increase (decrease)
	2011	2010	€	%	Rebased %(1)
	in millions, except % amounts
UPC Europe:
The Netherlands	€134.7	€124.9	€9.8	7.8	7.8
Switzerland	126.5	105.3	21.2	20.1	6.5
Other Western Europe	73.6	67.4	6.2	9.2	9.2
Total Western Europe	334.8	297.6	37.2	12.5	7.6
Central and Eastern Europe	98.3	97.0	1.3	1.3	0.1
Central and other	(23.2)	(25.1)	1.9	7.6	—
Total UPC Europe	409.9	369.5	40.4	10.9	6.7
VTR (Chile)	65.2	62.8	2.4	3.8	3.8
Total	€475.1	€432.3	€42.8	9.9	6.3

	Six months ended June 30,		Increase (decrease)		Increase (decrease)
	2011	2010	€	%	Rebased %(1)
	in millions, except % amounts
UPC Europe:
The Netherlands	€266.8	€246.8	€20.0	8.1	8.1
Switzerland	248.4	207.4	41.0	19.8	5.8
Other Western Europe	146.5	138.0	8.5	6.2	6.2
Total Western Europe	661.7	592.2	69.5	11.7	6.8
Central and Eastern Europe	191.3	193.7	(2.4)	(1.2)	(1.4)
Central and other	(47.1)	(44.2)	(2.9)	(6.6)	—
Total UPC Europe	805.9	741.7	64.2	8.7	4.7
VTR (Chile)	131.0	113.5	17.5	15.4	11.0
Total	€936.9	€855.2	€81.7	9.6	5.5

(1)  In addition to rebasing for currency exchange rates and acquisitions, we have also rebased for the Hungarian Tax that was imposed in the fourth quarter of 2010. This impacts the Central and Eastern Europe, Total UPC Europe and Total line items. Please see page 6 for supplemental information.

Operating Cash Flow Definition and Reconciliation

Operating cash flow is not a GAAP measure. Operating cash flow is the primary measure used by our chief operating decision maker to evaluate segment operating performance. Operating cash flow is also a key factor that is used by our internal decision makers to (i) determine how to allocate resources to segments and (ii) evaluate the effectiveness of our management for purposes of annual and other incentive compensation plans. As we use the term, operating cash flow is defined as revenue less operating and selling, general and administrative expenses (excluding stock-based compensation, related-party fees and allocations, depreciation and amortization and impairment, restructuring and other operating charges). Other operating charges include (i) gains and losses on the disposition of long-lived assets, (ii) direct acquisition costs, such as third-party due diligence, legal and advisory costs, and (iii) other acquisition-related items, such as gains and losses on the settlement of contingent consideration. Our internal decision makers believe operating cash flow is a meaningful measure and is superior to other available GAAP measures because it represents a transparent view of our recurring operating performance that is unaffected by our capital structure and allows management to (i) readily view operating trends, (ii) perform analytical comparisons and benchmarking between segments and (iii) identify strategies to improve operating performance in the different countries in which we operate. We believe our operating cash flow measure is useful to investors because it is one of the bases for comparing our performance with the performance of other companies in the same or similar industries, although our measure may not be directly comparable to similar measures used by other public companies. Operating cash flow should be viewed as a measure of operating performance that is a supplement to, and not a substitute for, operating income, net earnings (loss), cash flow from operating activities and other GAAP measures of income or cash flows. A reconciliation of total segment operating cash flow to our operating income is presented below.

	Three months ended June 30,		Six months ended June 30,
	2011	2010	2011	2010
	in millions		in millions
Total segment operating cash flow	€475.1	€432.3	€936.9	€855.2
Stock-based compensation expense	(3.3)	(5.8)	(6.6)	(10.5)
Related-party fees and allocations, net	3.1	0.2	1.6	(8.1)
Depreciation and amortization	(240.0)	(244.8)	(479.7)	(490.7)
Impairment, restructuring and other operating charges, net	(1.3)	(3.9)	(3.6)	(5.8)
Operating income	€233.6	€178.0	€448.6	€340.1

Capital Expenditure Summary

The following table provides UPC Holding capital expenditures for the indicated periods:

	Three months ended June 30,		Six months ended June 30,
	2011	2010	2011	2010
	in millions		in millions
UPC Europe:
The Netherlands	€39.9	€32.0	€72.8	€58.6
Switzerland	37.2	37.6	79.7	77.3
Other Western Europe	37.9	34.5	74.0	67.0
Total Western Europe	115.0	104.1	226.5	202.9
Central and Eastern Europe	31.6	39.1	68.8	72.7
Central and other	18.5	15.2	46.1	38.9
Total UPC Europe	165.1	158.4	341.4	314.5
VTR (Chile)	37.3	47.4	67.7	77.6
Total UPC Holding	€202.4	€205.8	€409.1	€392.1

Customer Breakdown and Bundling

The following table provides information on the geography of our customer base and highlights our customer bundling metrics at June 30, 2011, March 31, 2011, and June 30, 2010:

	June 30, 2011	March 31, 2011	June 30, 2010	Q2’11 / Q1’11 (% Change)	Q2’11 / Q2’10 (% Change)
Total Customers
UPC Europe	8,807,100	8,816,700	8,935,800	(0.1)%	(1.4)%
VTR	1,089,800	1,074,700	1,066,200	1.4%	2.2%
UPC Holding	9,896,900	9,891,400	10,002,000	0.1%	(1.1)%

Total Single-Play Customers	5,513,200	5,596,200	5,959,600	(1.5)%	(7.5)%
Total Double-Play Customers	1,907,500	1,917,300	1,883,700	(0.5)%	1.3%
Total Triple-Play Customers	2,476,200	2,377,900	2,158,700	4.1%	14.7%

% Double-Play Customers
UPC Europe	19.0%	19.1%	18.4%	(0.5)%	3.3%
VTR	21.7%	21.7%	22.2%	0.0%	(2.3)%
UPC Holding	19.3%	19.4%	18.8%	(0.5)%	2.7%

% Triple-Play Customers
UPC Europe	22.6%	21.7%	19.2%	4.1%	17.7%
VTR	44.3%	43.4%	41.8%	2.1%	6.0%
UPC Holding	25.0%	24.0%	21.6%	4.2%	15.7%

RGUs per Customer Relationship
UPC Europe	1.64	1.62	1.57	1.2%	4.5%
VTR	2.10	2.09	2.06	0.5%	1.9%
UPC Holding	1.69	1.67	1.62	1.2%	4.3%

ARPU per Customer Relationship Table

The following table provides ARPU per customer relationship(2) for the indicated periods:

	Three months ended June 30,					FX Neutral
	2011		2010		% Change	% Change(3)
UPC Europe		€27.66		€25.31	9.3%	5.4%
VTR	CLP	29,990	CLP	29,112	3.0%	3.0%
UPC Holding		€29.48		€27.19	8.4%	5.2%

(2)                 ARPU per customer relationship refers to the average monthly subscription revenue per average customer relationship and is calculated by dividing the average monthly subscription revenue (excluding installation, late fees and mobile telephony revenue) for the indicated period, by the average of the opening and closing balances for customer relationships for the period. Customer relationships of entities acquired during the period are normalized. Unless otherwise indicated, ARPU per customer relationship for UPC Europe and UPC Holding are not adjusted for currency impacts.

(3)                 FX neutral percentage change represents the percentage change on a year-over-year basis adjusted for FX impacts. Average FX rates for the applicable 2011 period are applied to the 2010 results.

Operating Data — June 30, 2011 - UPC Holding Consolidated

		Two-way			Video					Internet		Telephony
	Homes Passed(1)	Homes Passed(2)	Customer Relationships(3)	Total RGUs(4)	Analog Cable Subscribers(5)	Digital Cable Subscribers(6)	DTH Subscribers(7)	MMDS Subscribers(8)	Total Video	Homes Serviceable(9)	Subscribers(10)	Homes Serviceable(11)	Subscribers(12)
UPC Europe:
The Netherlands(13)	2,786,400	2,700,200	1,857,000	3,514,200	911,100	944,000	—	—	1,855,100	2,711,300	881,500	2,709,500	777,600
Switzerland(13)	2,074,600	1,755,900	1,546,900	2,376,600	1,002,800	509,600	—	—	1,512,400	2,187,400	525,200	2,187,400	339,000
Austria	1,173,900	1,173,900	691,500	1,301,400	235,200	283,400	—	—	518,600	1,173,900	442,800	1,173,900	340,000
Ireland	872,900	687,500	531,100	826,800	95,800	325,100	—	59,900	480,800	687,500	224,800	642,600	121,200
Total Western Europe	6,907,800	6,317,500	4,626,500	8,019,000	2,244,900	2,062,100	—	59,900	4,366,900	6,760,100	2,074,300	6,713,400	1,577,800
Hungary	1,386,100	1,373,000	948,300	1,523,800	338,700	280,800	200,400	—	819,900	1,373,000	411,900	1,365,900	292,000
Romania	2,070,600	1,644,600	1,124,200	1,542,100	567,600	314,700	242,000	—	1,124,300	1,644,600	258,000	1,582,700	159,800
Poland	2,052,900	1,946,800	1,089,200	1,799,400	573,500	437,800	—	—	1,011,300	1,946,800	543,000	1,946,700	245,100
Czech Republic	1,329,200	1,220,700	746,600	1,206,300	91,600	419,800	79,200	—	590,600	1,220,700	424,400	1,218,000	191,300
Slovakia	496,400	450,000	272,300	375,200	116,700	97,300	42,300	2,200	258,500	414,400	77,700	414,400	39,000
Total Central & Eastern Europe	7,335,200	6,635,100	4,180,600	6,446,800	1,688,100	1,550,400	563,900	2,200	3,804,600	6,599,500	1,715,000	6,527,700	927,200
Total UPC Europe	14,243,000	12,952,600	8,807,100	14,465,800	3,933,000	3,612,500	563,900	62,100	8,171,500	13,359,600	3,789,300	13,241,100	2,505,000

VTR (Chile)	2,711,700	2,076,100	1,089,800	2,291,800	246,400	668,000	—	—	914,400	2,076,100	742,700	2,066,000	634,700

Total UPC Holding	16,954,700	15,028,700	9,896,900	16,757,600	4,179,400	4,280,500	563,900	62,100	9,085,900	15,435,700	4,532,000	15,307,100	3,139,700

Subscriber Variance Table — June 30, 2011 vs. March 31, 2011 - UPC Holding Consolidated

		Two-way					Video			Internet		Telephony
	Homes Passed(1)	Homes Passed(2)	Customer Relationships(3)	Total RGUs(4)	Analog Cable Subscribers(5)	Digital Cable Subscribers(6)	DTH Subscribers(7)	MMDS Subscribers(8)	Total Video	Homes Serviceable(9)	Subscribers(10)	Homes Serviceable(11)	Subscribers(12)
UPC Europe:
The Netherlands	(10,100)	11,200	(20,500)	10,300	(40,600)	21,300	—	—	(19,300)	(15,200)	13,900	11,600	15,700
Switzerland	2,800	6,300	(4,100)	8,400	(18,200)	14,400	—	—	(3,800)	44,300	6,600	44,500	5,600
Austria	2,900	2,900	(8,000)	6,100	(9,800)	7,000	—	—	(2,800)	2,900	2,000	2,900	6,900
Ireland	1,900	10,300	(3,800)	15,100	(5,700)	1,500	—	(2,900)	(7,100)	10,300	9,900	24,600	12,300
Total Western Europe	(2,500)	30,700	(36,400)	39,900	(74,300)	44,200	—	(2,900)	(33,000)	42,300	32,400	83,600	40,500
Hungary	131,100	132,600	52,100	87,600	24,800	16,100	2,300	—	43,200	132,600	33,800	123,000	10,600
Romania	500	7,600	(15,500)	1,400	(32,100)	10,200	6,500	—	(15,400)	7,600	1,800	7,500	15,000
Poland	2,100	5,400	(7,100)	10,100	(37,100)	29,700	—	—	(7,400)	5,400	4,200	5,400	13,300
Czech Republic	1,600	2,200	(3,300)	(3,900)	(9,600)	2,500	(1,800)	—	(8,900)	2,200	4,700	3,600	300
Slovakia	1,000	2,000	600	7,800	(9,700)	7,300	2,100	(200)	(500)	2,800	4,000	2,800	4,300
Total Central & Eastern Europe	136,300	149,800	26,800	103,000	(63,700)	65,800	9,100	(200)	11,000	150,600	48,500	142,300	43,500
Total UPC Europe	133,800	180,500	(9,600)	142,900	(138,000)	110,000	9,100	(3,100)	(22,000)	192,900	80,900	225,900	84,000

VTR (Chile)	27,600	43,400	15,100	50,200	(20,000)	31,400	—	—	11,400	43,400	28,700	43,400	10,100

Total UPC Holding	161,400	223,900	5,500	193,100	(158,000)	141,400	9,100	(3,100)	(10,600)	236,300	109,600	269,300	94,100

ORGANIC CHANGE SUMMARY:
UPC Europe	22,200	68,600	(60,600)	64,300	(180,600)	108,500	9,100	(3,100)	(66,100)	75,400	54,900	89,200	75,500
VTR (Chile)	27,600	43,400	15,100	50,200	(20,000)	31,400	—	—	11,400	43,400	28,700	43,400	10,100
Total Organic Change	49,800	112,000	(45,500)	114,500	(200,600)	139,900	9,100	(3,100)	(54,700)	118,800	83,600	132,600	85,600

ADJUSTMENTS:
Q2’11 Netherlands adjustments	(16,200)	(15,700)	(1,300)	(1,300)	—	—	—	—	—	(42,600)	(1,300)	(15,700)	—
Q2’11 Switzerland adjustments	—	—	—	—	5,100	(5,100)	—	—	—	32,500	—	32,500	—
Q2’11 Acquisition-Fibernet (Hungary)	127,800	127,600	52,300	79,900	37,500	6,600	—	—	44,100	127,600	27,300	119,900	8,500

Net adjustments	111,600	111,900	51,000	78,600	42,600	1,500	—	—	44,100	117,500	26,000	136,700	8,500

Total Net Adds (Reductions)	161,400	223,900	5,500	193,100	(158,000)	141,400	9,100	(3,100)	(10,600)	236,300	109,600	269,300	94,100

Footnotes for Operating Data and Subscriber Variance Tables

(1)                  Homes Passed are homes or residential multiple dwelling units that can be connected to our networks without materially extending the distribution plant, except for direct-to-home (DTH) and Multi-channel Multipoint (microwave) Distribution System (MMDS) homes. Our Homes Passed counts are based on census data that can change based on either revisions to the data or from new census results. With respect to MMDS, one MMDS customer is equal to one Home Passed. Due to the fact that we do not own the partner networks (defined below) used in Switzerland and the Netherlands (see note 13) or the unbundled loop and shared access network used by one of our Austrian subsidiaries, UPC Austria GmbH (Austria GmbH), we do not report homes passed for Cablecom’s and the Netherlands’ partner networks or the unbundled loop and shared access network used by Austria GmbH.

(2)                  Two-way Homes Passed are Homes Passed by those sections of our networks that are technologically capable of providing two-way services, including video and internet services and, in most cases, telephony services. Due to the fact that we do not own the partner networks used in Switzerland and the Netherlands or the unbundled loop and shared access network used by Austria GmbH, we do not report two-way homes passed for Cablecom’s or the Netherlands’ partner networks or the unbundled loop and shared access network used by Austria GmbH.

(3)                  Customer Relationships are the number of customers who receive at least one of our video, internet or voice services that we count as Revenue Generating Units (RGUs), without regard to which, or to how many services they subscribe. To the extent that RGU counts include equivalent billing unit (EBU) adjustments, we reflect corresponding adjustments to our Customer Relationship counts. For further information regarding our EBU calculation, see Additional General Notes to Tables below. Customer Relationships generally are counted on a unique premises basis. Accordingly, if an individual receives our services in two premises (e.g., a primary home and a vacation home), that individual generally will count as two Customer Relationships. We exclude mobile customers from Customer Relationships.

(4)                  Revenue Generating Unit is separately an Analog Cable Subscriber, Digital Cable Subscriber, DTH Subscriber, MMDS Subscriber, Internet Subscriber or Telephony Subscriber. A home, residential multiple dwelling unit, or commercial unit may contain one or more RGUs. For example, if a residential customer in our Austrian system subscribed to our digital cable service, telephony service and broadband internet service, the customer would constitute three RGUs. Total RGUs is the sum of Analog Cable, Digital Cable, DTH, MMDS, Internet and Telephony Subscribers. RGUs generally are counted on a unique premises basis such that a given premises does not count as more than one RGU for any given service. On the other hand, if an individual receives one of our services in two premises (e.g. a primary home and a vacation home), that individual will count as two RGUs for that service. Each bundled cable, internet or telephony service is counted as a separate RGU regardless of the nature of any bundling discount or promotion. Non-paying subscribers are counted as subscribers during their free promotional service period. Some of these subscribers may choose to disconnect after their free service period. Services offered without charge on a long-term basis (e.g., VIP subscribers, free service to employees) generally are not counted as RGUs.

(5)                  Analog Cable Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our analog cable service over our broadband network. In Europe, we have approximately 385,100 “lifeline” customers that are counted on a per connection basis, representing the least expensive regulated tier of basic cable service, with only a few channels.

(6)                  Digital Cable Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our digital cable service over our broadband network or through a partner network. We count a subscriber with one or more digital converter boxes that receives our digital cable service in one premises as just one subscriber. A Digital Cable Subscriber is not counted as an Analog Cable Subscriber. As we migrate customers from analog to digital cable services, we report a decrease in our Analog Cable Subscribers equal to the increase in our Digital Cable Subscribers. Individuals who receive digital cable service through a purchased digital set-top box or through a “digicard”, but do not pay a monthly digital service fee are counted as Digital Cable Subscribers to the extent that such individuals are subscribing to our analog cable service. At June 30, 2011, we included 47,100 of these subscribers in the Digital Cable Subscribers reported for Cablecom. In the case of Cablecom, we estimate the number of such subscribers using publicly available data. A “digicard” is a small device that allows customers with a common interface plus (CI+) enabled television set who subscribe to, or otherwise have purchased access to, our digital cable services, to view such services without a digital set-top box. Subscribers to digital cable services provided by Cablecom over partner networks receive analog cable services from the partner networks as opposed to Cablecom.

(7)                  DTH Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our video programming broadcast directly via a geosynchronous satellite.

(8)                  MMDS Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our video programming via MMDS.

(9)                  Internet Homes Serviceable are Two-way Homes Passed that can be connected to our network, or a partner network with which we have a service agreement, for the provision of broadband internet services if requested by the customer, building owner or housing association, as applicable. With respect to Austria GmbH, we do not report as Internet Homes Serviceable those homes served either over an unbundled loop or over a shared access network.

(10)            Internet Subscriber is a home, residential multiple dwelling unit or commercial unit that receives internet services over our networks, or that we service through a partner network. Our Internet Subscribers in Austria include 75,300 residential digital subscriber line (DSL) subscribers of Austria GmbH that are not serviced over our networks. Our Internet Subscribers do not include customers that receive services from dial-up connections.

(11)            Telephony Homes Serviceable are Two-way Homes Passed that can be connected to our network, or a partner network with which we have a service agreement, for the provision of telephony services if requested by the customer, building owner or housing association, as applicable. With respect to Austria GmbH, we do not report as Telephony Homes Serviceable those homes served over an unbundled loop rather than our network.

(12)            Telephony Subscriber is a home, residential multiple dwelling unit or commercial unit that receives voice services over our networks, or that we service through a partner network. Telephony Subscribers exclude mobile telephony subscribers. Our Telephony Subscribers in Austria include 56,300 residential subscribers of Austria GmbH that are not serviced over our networks.

(13)            Pursuant to service agreements, Cablecom and, to a much lesser extent, the Netherlands offer digital cable, broadband internet and telephony services over networks owned by third-party cable operators (partner networks). A partner network RGU is only recognized if there is a direct billing relationship with the customer. Homes Serviceable for partner networks represent the estimated number of homes that are technologically capable of receiving the applicable service within the geographic regions covered by the applicable service agreements. Internet and Telephony Homes Serviceable with respect to partner networks have been estimated by Cablecom. These estimates may change in future periods as more accurate information becomes available. At June 30, 2011, Cablecom’s partner networks account for 105,700 Customer Relationships, 171,500 RGUs, 71,000 Digital Cable Subscribers, 431,500 Internet Homes Serviceable, 431,500 Telephony Homes Serviceable, 59,800 Internet Subscribers, and 40,700 Telephony Subscribers. In addition, partner networks account for 485,800 of Cablecom’s digital cable homes serviceable, that are not included in Homes Passed or Two-way Homes Passed in our June 30, 2011 subscriber table.

Additional General Notes to Tables:

Certain of our residential and commercial RGUs are counted on an EBU basis, including residential multiple dwelling units and commercial establishments, such as bars, hotels and hospitals, in Chile and certain commercial establishments in Europe. Our EBUs are generally calculated by dividing the bulk price charged to accounts in an area by the most prevalent price charged to non-bulk residential customers in that market for the comparable tier of service. As such, we may experience variances in our EBU counts solely as a result of changes in rates. On a business-to-business (B2B) basis, certain of our subsidiaries provide voice, broadband internet, data and other services to businesses, primarily in Switzerland, the Netherlands, Austria, Hungary, Ireland and Romania. We generally do not count customers of B2B services as subscribers, customers or RGUs. In this regard, the RGUs presented in our June 30, 2011 subscriber table exclude 106,900 SOHO (small office and home office) subscribers to B2B internet (57,700), telephony (35,800) and digital cable (13,400) services provided by our UPC Broadband Division.

While we take appropriate steps to ensure that subscriber statistics are presented on a consistent and accurate basis at any given balance sheet date, the variability from country to country in (i) the nature and pricing of products and services, (ii) the distribution platform, (iii) billing systems, (iv) bad debt collection experience and (v) other factors add complexity to the subscriber counting process. We periodically review our subscriber counting policies and underlying systems to improve the accuracy and consistency of the data reported on a prospective basis. Accordingly, we may from time to time make appropriate adjustments to our subscriber statistics based on those reviews. Subscriber information for acquired entities is preliminary and subject to adjustment until we have completed our review of such information and determined that it is presented in accordance with our policies.